May 16, 2003



Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549


Re:  TransGlobal Services, Inc. ("TGS")
     Form 8-K for April 8, 2003
     Commission File No.  0-23382

Ladies and Gentlemen:

We have been furnished with a copy of an amended current report on Form 8-K/A for April 8, 2003 with an execution date of May 7, 2003 which we have been advised has been filed by TGS with the Securities and Exchange Commission on or about May 7, 2003. Pursuant to Item 304(a)(3) of Regulation S-K, we are hereby indicating those items in said filing which we do not agree with.

We issued audit reports with respect to TGS' financial statements for the calendar year ended December 31, 2000 and 2001 containing our unqualified opinion but stating that the financial statements had been prepared on the basis of accounting principles applicable to a going concern and did not purport to give effect to adjustments, if any, that may be necessary should TGS be unable to continue as a going concern.

During the current calendar year, in connection with our audit of TGS' calendar year 2002 financial statements, we were advised by TGS' then chief financial officer and we confirmed that amounts paid during calendar 2002 upon invoices issued by TGS' subsidiary, RMI Pendragon, Inc. ("Pendragon") to a customer were not deposited into Pendragon's bank account but instead were deposited into the bank account of another corporation owned by TGS' majority stockholder. In the course of our audit preparation, we also became aware of the non-filing of certain statutory payroll tax forms and the non-payment of certain employer and employee federal payroll tax liabilities by Pendragon. We have been advised that the chief financial officer who advised us of this situation was subsequently suspended from his position.

We determined that the depositing of funds owed to TGS' subsidiary into the bank account of a corporation not owned by TGS but by TGS' majority stockholder indicated at the very least, a lack of adequate internal control for accounting purposes and caused us to question our ability to rely on management's representations. As a result, on April 8, 2003, we determined that we would be unable to audit TGS' financial statements for calendar year 2002 and resigned as TGS' auditors.

In the abovementioned amendment to Form 8-K/A, TGS maintains that " all transactions were properly accounted for in the general ledger of RMI Pendagron." We resigned as TGS' auditors before we had obtained sufficient information and conducted sufficient testing in order to agree or disagree with such statement.

Pursuant to Item 304(a)(3) of Regulation S-K, we hereby confirm that except as stated above, we do not disagree with the statements made by TGS in the amendment to Form 8-K on Form 8-K/A executed on May 7, 2003.


                              Very truly yours,


                              /s/ Moore Stephens, P.C.
                              MOORE STEPHENS, P.C.